UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2021

AVEO Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34655	04-3581650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Winter Street Boston, Massachusetts	02108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 400-0101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AVEO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On January 6, 2021, the board of directors (the “Board”) of AVEO Pharmaceuticals, Inc. (the “Company”), following the recommendation of the Nominating and Corporate Governance Committee, elected Ms. Corinne Epperly as a member of the Board, effective January 6, 2021. In accordance with the Company’s Second Amended and Restated By-Laws, Ms. Epperly will serve as a director until the 2021 Annual Meeting of Stockholders and thereafter until her successor has been duly elected and qualified or until her earlier death, resignation or removal.

The Board expects to appoint Ms. Epperly to one or more committees of the Board in connection with its next regularly scheduled meeting. The Company will provide the foregoing information by filing an amendment to this Current Report on Form 8-K after the information is determined or becomes available.

Ms. Epperly previously served as Chief Operating Officer for VBL Therapeutics and worked at Iovance Biotherapeutics and Bristol-Myers Squibb in various operational and business roles. Ms. Epperly also previously served as a Goldman Sachs International Global Investment Research, Healthcare Financial Equity Research Associate and National Cancer Institute of the NIH Biomedical Research Fellow.

There are no arrangements or understandings between Ms. Epperly and any other person pursuant to which she was elected as a director. There are no transactions in which Ms. Epperly has an interest requiring disclosure under Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended.

Ms. Epperly will receive compensation for her service as a non-employee director in accordance with the Company’s director compensation policy, including the award of a one-time nonqualified stock option under the Company’s 2019 Equity Incentive Plan, as amended (the “Plan”) to purchase 10,000 shares of the Company’s common stock (“Common Stock”) at an exercise price of $6.31 per share, which was equal to the closing price of Common Stock on The Nasdaq Capital Market on the effective date of Ms. Epperly’s election. This option vests in 36 equal monthly installments commencing with the first day of the month following the date of grant, subject to the director’s continued service on the Board. In addition, after Ms. Epperly has served for at least six months, she would be entitled to an annual award upon re-election at each annual meeting of stockholders, of a nonqualified stock option (an “Annual Director Option”) under and pursuant to the Plan to purchase shares of Common Stock having an exercise price per share equal to the then-fair market value of the Common Stock. The Annual Director Option vests in twelve equal monthly installments commencing on the first day of the month following the date of grant, subject to Ms. Epperly’s continued service on the Board. Ms. Epperly will also receive cash fees for services as a Board member pursuant to the Plan and the Company’s director compensation policy, as updated from time to time by the Board.

Item 8.01.	Other Events.

On January 7, 2021, the Company issued a press release announcing Ms. Epperly’s election as a member of the Board, among other matters. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release issued by the Company on January 7, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.

Date: January 12, 2021	By:	/s/ Michael Bailey
Michael Bailey President and Chief Executive Officer